Exhibit 99.1

Expion360 Reports Third Quarter 2025 Financial and Operational Results

Q3 2025 Sales Growth of 72% to $2.4 Million Driven by Continued Demand for Battery Products, Accessories and Technologies

New CEO to Drive Next Phase of Growth and Expansion

REDMOND, OR – November 13, 2025 -- Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage, today reported its financial and operational results for the quarter ended September 30, 2025.

Third Quarter 2025 and Subsequent Financial and Operational Highlights

•	For the three months ended September 30, 2025, net sales totaled $2.4 million, up 72% from the same period in 2024.
•	For the nine months ended September 30, 2025, net sales totaled $7.4 million, up 104% from the same period in 2024.
•	Gross profit for the three months ended September 30, 2025 increased 222% compared to the same period in 2024.
•	Gross profit for the nine months ended September 30, 2025 increased 133% compared to the same period in 2024.
•	Net cash used in operations decreased by $2.9 million compared to the first nine months of 2024, a 44% improvement.
•	Cash and cash equivalents totaled $4.3 million as of September 30, 2025, up approximately $3.7 million from December 31, 2024.
•	Working capital of $8.5 million, compared to $2.0 million as of December 31, 2024.
•	Stockholders’ equity totaled $9.0 million as of September 30, 2025, compared to $2.5 million as of December 31, 2024.
•	Regained Nasdaq listing compliance as of September 17, 2025.
•	Appointed veteran financial executive and director Joseph Hammer as Chief Executive Officer and Chairman of the Board of Directors to lead strategic direction and next phase of growth.
•	Appointed veteran financial executive and director Scott Burell to the Board of Directors.
•	Appointed veteran financial and accounting professional Shawna Bowin, the previous Controller of Expion360, as Chief Financial Officer.

Management Commentary

"The third quarter of 2025 was underscored by continued revenue momentum on strong product sales growth, and the appointment of new leadership to steer the Company into its next phase of expansion,” said Joseph Hammer, Chief Executive Officer and Chairman of the Board of Directors of Expion360. “Net sales grew 72% year over year to $2.4 million, driven by strong organic sales of premium lithium iron phosphate (LiFePO4) batteries and accessories within our broad nationwide customer base of dealers, distributors, original equipment manufacturers, and private label clients. Our results demonstrate a meaningful recovery of demand in the RV market, combined with expanded outreach to OEMs and successful onboarding of new customers.

“Operationally, we recently made two leadership changes necessary to lead Expion360 to its next stage as an industry leader. Shawna Bowin, our former Controller, was appointed Chief Financial Officer. She is an accounting professional with over 20 years of progressive experience in accounting and a proven track record serving public and private companies. Her leadership as Controller, especially guiding us through the complexities of annual audits, quarterly reviews, and SEC reporting, makes her an ideal fit for the role. I was also privileged to be appointed as Chief Executive Officer and Chairman of the Board of Directors. I look forward to leveraging my over 20 years of experience as a veteran financial executive and Board member, along with my industry relationships, and working with our leadership team to lead the business into becoming a profitable industry leader in lithium-ion batteries solutions.

“Looking ahead, with a strong financial foundation built on cash, receivables, and healthy inventory levels, we believe we are well-equipped to drive our next phase of growth. Our near-term priorities include adding OEM market penetration with new major partners, further developing home energy storage solutions, and introducing new battery features, technologies, and unique OEM-centric form factors. I am excited to have joined Expion360 at such a pivotal moment in its growth and look forward to further announcements of our long-range plans for the business and other strategic initiatives in the months ahead, including a potential expansion into related energy storage areas or markets beyond energy,” concluded Mr. Hammer.

Third Quarter 2025 Financial Summary

Net sales in the third quarter of 2025 totaled $2.4 million, an increase of 72% from $1.4 million in the prior year period. The increase in net sales was primarily attributable to the RV market recovering from its previous slowdown, and enhanced sales efforts including expanded outreach to OEM partners, strategic marketing initiatives, and the successful onboarding of new customers during this period.

Gross profit totaled $0.5 million, or 23% as a percentage of net sales, as compared to $0.2 million, or 12% as a percentage of net sales, in the prior year period. The increase in gross margin percentage was primarily attributable to the product mix sold in different periods.

Selling, general, and administrative expenses in the third quarter of 2025 were $3.5 million, an increase of 69% from $2.1 million in the third quarter of 2024, but reflecting a decrease of three percentage points as a percent of net sales, from 151% in the third quarter of 2024 to 148% in the third quarter of 2025. The increase was primarily due to increases in salaries and benefits as well as legal and professional fees.

Net income in the third quarter of 2025 totaled $0.7 million, a $9.5 million improvement from a net loss of $8.8 million in the prior year period. The improvement was driven by increased sales and proportional decreases in cost of sales resulting in improved gross profit, as well as improvements in other income and expense.

Nine Months 2025 Financial Summary

For the nine months ended September 30, 2025, net sales totaled $7.4 million, an increase of 104% from $3.6 million in the prior year period. The increase in net sales was primarily attributable to the RV market recovering from its previous slowdown, and enhanced sales efforts including expanded outreach to OEM partners, strategic marketing initiatives, and the successful onboarding of new customers during this period.

Gross profit for the nine months ended September 30, 2025 increased 133% to $1.7 million, or 22% as a percentage of sales, compared to $0.7 million, or 20% as a percentage of sales, in the prior year period. The increase in gross margin percentage was primarily attributable to the product mix sold in different periods.

Selling, general and administrative expenses for the nine months ended September 30, 2025 increased 14% to $7.2 million compared to $6.3 million in the prior year period, and decreased as a percentage of sales from 173% of sales in the first nine months of 2024 to 96% of sales in the first nine months of 2025. The increase was primarily due to increases in salaries and benefits and legal and professional fees, slightly offset by a decrease in rent and associated expenses.

Net loss totaled $1.8 million for the nine months ended September 30, 2025, an $11.4 million improvement from $13.2 million in the prior year period. The improvement was driven by increased sales and proportional decreases in cost of sales resulting in improved gross profit, as well as improvements in other income and expense.

Cash and cash equivalents totaled $4.3 million as of September 30, 2025, compared to $0.5 million as of December 31, 2024, an increase of $3.7 million, or 684%. Working capital totaled $8.5 million as of September 30, 2025, compared to $2.0 million as of December 31, 2024, an increase of $6.5 million, or 327%. Stockholders’ equity was $9.0 million as of September 30, 2025, compared to $2.5 million as of December 31, 2024, an increase of $6.5 million, or 258%.

Net cash used in operating activities for the nine months ended September 30, 2025 totaled $3.7 million, compared to $6.6 million in the prior year period. Receiving inventory that was prepaid during the prior period accounted for the majority of the change for the nine months ended September 30, 2025.

Third Quarter 2025 Results Conference Call

Expion360 will not host a quarterly conference call to discuss its financial results for the third quarter ended September 30, 2025 due to recent management changes. For further detail and discussion of the Company’s financial performance, please refer to the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2025. We look forward to providing future updates on our business.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and residential energy storage.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit expion360.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s operations, future development plans, growth prospects and market opportunity; ; the Company’s ability to expand its product portfolio and introduce new technologies; and the Company’s ability to execute on its growth strategy and initiatives, including expanding sales to new and existing customers and expanding into energy storage or other markets. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

541-797-6714

Shawna.Bowin@expion360.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

EXPION360 INC.
BALANCE SHEETS

	As of September 30, 2025 (Unaudited)	As of December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$4,293,797	$547,565
Accounts receivable, net	567,991	613,022
Inventory	3,631,659	4,831,461
Prepaid/in-transit inventory	581,837	1,612,686
Prepaid expenses and other current assets	485,452	236,461
Total current assets	9,560,736	7,841,195

Property and equipment	807,082	914,081
Accumulated depreciation	(453,857)	(430,191)
Property and equipment, net	353,225	483,890

Other Assets
Operating leases – right-of-use assets	743,024	754,832
Deposits	32,016	27,471
Total other assets	775,040	782,303
Total assets	$10,689,001	$9,107,388

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$522,794	$338,091
Customer deposits	6,516	48,474
Accrued expenses and other current liabilities	154,426	187,464
Current portion of operating lease liability	327,683	256,153
Current portion of long-term debt	30,553	31,758
Suspended liability	—	4,985,948
Total current liabilities	1,041,972	5,847,888

Long-term debt, net of current portion and discount	175,022	198,412
Operating lease liability, net of current portion	459,942	542,764
Total liabilities	1,676,936	6,589,064

Stockholders’ equity
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 8,643,662 and 2,096,082 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	8,644	2,096
Additional paid-in capital	45,376,727	37,091,468
Accumulated deficit	(36,373,306)	(34,575,240)
Total stockholders’ equity	9,012,065	2,518,324
Total liabilities and stockholders’ equity	$10,689,001	$9,107,388

EXPION360 INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$2,393,192	$1,389,495	$7,432,470	$3,639,462
Cost of sales	1,850,709	1,220,804	5,765,810	2,922,786
Gross profit	542,483	168,691	1,666,660	716,676
Selling, general and administrative	3,544,666	2,096,468	7,166,907	6,290,202
Loss from operations	(3,002,183)	(1,927,777)	(5,500,247)	(5,573,526)

Other (income) / expense
Interest income	(23)	(14,589)	(24)	(60,049)
Interest expense	4,439	467,715	13,756	971,561
Loss on sale of property and equipment	—	146,454	13,353	146,760
Settlement expense	—	400,900	—	709,900
Other (income) / expense	(3,729,429)	5,885,940	(3,729,379)	5,884,751
Total other (income) / expense	(3,725,013)	6,886,420	(3,702,294)	7,652,923
Income / (Loss) before income taxes	722,830	(8,814,197)	(1,797,953)	(13,226,449)

Franchise taxes	38	460	113	1,379
Net income / (loss)	$722,792	$(8,814,657)	$(1,798,066)	$(13,227,828)

Net income / (loss) per share:
Basic	$0.12	$(24.55)	$(0.43)	$(78.63)
Diluted	$0.10	$(24.55)	$(0.43)	$(78.63)

Weighted-average number of common shares outstanding:
Basic	5,995,776	358,990	4,157,417	168,219
Diluted	7,567,322	358,990	4,157,417	168,219

EXPION360 INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities

Net loss	$(1,798,066)	$(13,227,828)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	91,642	139,876
Amortization of convertible note costs	—	667,144
Loss on sale of property and equipment	13,353	146,760
Stock-based settlement	—	209,000
Stock-based compensation	451,837	545,527
Issuance of common stock in exchange for services	348,250	—
Non-cash expense in exchange for asset disposal	21,420	—
Decrease in right-of-use assets and lease liabilities	—	(67,777)
Increase in derivative liability	—	5,886,823
Decrease in suspended liability	(4,485,948)	—
Changes in operating assets and liabilities:
(Increase) / decrease in accounts receivable	45,031	(283,637)
Decrease in inventory	1,199,802	460,100
(Increase) / decrease in prepaid/in-transit inventory	1,030,849	(1,198,042)
Increase in prepaid expenses and other current assets	(248,991)	(89,027)
(Increase) / decrease in deposits	(4,545)	31,425
Increase in accounts payable	184,703	47,646
Increase / (decrease) in customer deposits	(41,958)	23,826
Increase / (decrease) in accrued expenses and other current liabilities	(33,038)	48,851
Increase in right-of-use assets and lease liabilities	516	10,002
Decrease in suspended liability	(500,000)	—
Net cash used in operating activities	(3,725,143)	(6,649,331)

Cash flows from investing activities
Purchases of property and equipment	—	(10,550)
Net proceeds from sale of property and equipment	4,250	132,611
Net cash provided by investing activities	4,250	122,061

Cash flows from financing activities
Principal payments on convertible note	—	(2,750,000)
Principal payments on long-term debt	(24,595)	(109,352)
Principal payments on stockholder promissory notes	—	(762,500)
Net proceeds from exercise of warrants	5,712,163	31,420
Net proceeds from issuance of common stock	1,779,557	9,510,181
Net cash provided by financing activities	7,467,125	5,919,749

Net change in cash and cash equivalents	3,746,232	(607,521)
Cash and cash equivalents, beginning	547,565	3,932,698
Cash and cash equivalents, ending	$4,293,797	$3,325,177